UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 22, 2023, Harpoon Therapeutics, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”) at which the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio in the range of one-for-two to one-for-ten, with such ratio to be determined in the discretion of the Company’s board of directors (the “Board”) and with such reverse stock split to be effected at such time and date, if at all, as determined by the Board in its sole discretion. The reverse stock split is part of the Company’s plan to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Stock Market LLC (“Nasdaq”).

On August 15, 2023, the Board approved a reverse stock split of the Company’s outstanding common stock at a ratio of one-for-ten (the “Reverse Stock Split”). On September 1, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to its amended and restated certificate of incorporation (the “Charter Amendment”) to effect the Reverse Stock Split. The Charter Amendment will become effective at 5:00 p.m. Eastern Time on September 1, 2023 (the “Effective Time”).

The Charter Amendment provides that, at the Effective Time, every ten shares of the Company’s issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock, without any change in par value per share. As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares underlying and the exercise or conversion prices of the Company’s outstanding shares of warrants, stock options, restricted stock units and other equity awards, and to the number of shares of common stock issuable under the Company’s equity incentive plans. Fractional shares will not be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will receive a proportional cash payment. The reverse stock split will affect all shareholders uniformly and will not alter any shareholder’s relative interest in the Company’s equity securities, except to the extent that a shareholder receives a cash payment in lieu of any fractional shares. The reverse split will reduce the number of shares of outstanding common stock from approximately 40,258,437 shares to 4,025,844 shares.

The Company’s common stock will begin trading on Nasdaq on a reverse split-adjusted basis when the market opens on September 5, 2023 under the existing ticker symbol “HARP”. The new CUSIP number for the Company’s common stock following the Reverse Stock Split is 41358P205. The par value per share of the common stock will remain unchanged at $0.0001.

The foregoing summary is qualified in its entirety by reference to the Charter Amendment, which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment of Certificate of Incorporation of Harpoon Therapeutics, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harpoon Therapeutics, Inc.

Date: September 1, 2023	By:	/s/ Julie Eastland
Julie Eastland
President and Chief Executive Officer